EXHIBIT 10.79

FIRST AMENDMENT

TO THE

CAPITALBANK

SALARY CONTINUATION AGREEMENT

DATED JUNE 1, 2004

FOR

CHASE CHRISTOPHER

THIS FIRST AMENDMENT is adopted this 3rd day of March, 2008, effective as of January 1, 2008, by and between CapitalBank, a state-chartered bank located in Greenwood, South Carolina (the “Company”), and Chase Christopher (the “Executive”).

The Company and the Executive executed the Salary Continuation Agreement on effective June 1, 2004 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Section 1.3 of the Agreement shall be deleted in its entirety and replaced by the following:

1.3	“Code” means the Internal Revenue Code of 1986, and the implementing Treasury Regulations, rulings and pronouncements thereunder, all as may be amended from time to time.

Section 1.4 of the Agreement shall be deleted in its entirety and replaced by the following:

1.4	“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Company. Upon the request of the plan administrator, the Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.

The following Section 1.10a shall be added to the Agreement immediately following Section 1.10:

1.10a	“Specified Employee” means a service provider who, as of the date of the service provider’s Termination of Employment, death or Disability, is a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company, which determination shall be made in accordance with Section 409A of the Code, but only if any stock of the Company is publicly traded on an established securities market or otherwise.

Section 1.12 of the Agreement shall be deleted in its entirety and replaced by the following:

1.12	“Termination of Employment” means the termination of the Executive’s employment with the Company for reasons other than death or Disability. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee of the Company or in another capacity) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee of the Company or in another capacity) over the immediately preceding 36-month period (or the full period of services to the Company if the Executive has been providing services to the employer less than 36 months). The determination of whether a Termination of Employment has occurred shall be made in accordance with Section 409A of the Code.

Sections 2.3, 2.3.1 and 2.3.2 of the Agreement shall be deleted in their entirety and replaced by the following:

2.3	Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is the Disability Lump-sum Benefit set forth in Schedule A for the Plan Year ending immediately prior to the date on which the Disability is determined to have occurred (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in 100 percent of the Accrual Balance. Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of Schedule A.

2.3.2	Payment of Benefit. The Company shall pay the Accrual Balance to the Executive in a lump sum within 90 days following the date on which such Disability is finally determined.

The following Sections 2.5, 2.6 and 2.7 shall be added to the Agreement immediately following Section 2.4.2:

2.5

Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment, or if earlier, the date of death. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Termination of Employment shall be accumulated and paid in a lump sum on the first day of the seventh month following the Termination of Employment, or, if earlier, within sixty (60) days from the date of the Executive’s death. All subsequent distributions shall be paid in the manner specified.

2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Executive’s vested Accrual Balance as shown on Schedule A, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Sections 2.1, 2.2 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7

Amendments and Termination

7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code.

7.2	Plan Termination Generally. The Company may unilaterally terminate this Agreement at any time. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Company terminates this Agreement in the following circumstances:

(a)

Upon the Company’s termination and liquidation of the Agreement pursuant to irrevocable action taken within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s termination and liquidation of the Agreement within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Agreement terminates; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination and liquidation of this and all other non-account balance plans (as referenced in Section 409A of the Code) provided that (i) such action does not occur proximate to a downturn in the financial health of the Company; (ii) all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination;

the Company may distribute the vested Accrual Balance as shown on Schedule A, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

The following Sections 8.11 and 8.12 shall be added to the Agreement immediately following Section 8.10:

8.11	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

8.12	Rescission. Any modification to the terms of this Agreement that would inadvertently result in an additional tax liability on the part of the Executive, shall have no effect provided the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this First Amendment.

Executive:	Capital Bank

/s/ Chase Christopher	By	/s/ R. Wesley Brewer
Chase Christopher	Title	CFO

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